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                                                                    Exhibit 99.1

                            [LOGO] [IFX CORPORATION]

                               Siempre en Linea.

                                  Press Release

                     IFX CORP. COMPLETES $5 MILLION FUNDING
                          LED BY UBS CAPITAL AMERICAS

For more information:
IFX Corporation
Marisa Ajdelman
Director, Marketing & Public Relations
Tel: (305) 512-1108
Fax: (305) 512-4220
E mail: marisa@ifxcorp.com

Miami - July 3, 2002

IFX Corporation (NASDAQ: FUTR, www.ifxcorp.com) announced today that as previously reported, pursuant to a Stock Purchase Agreement dated as of February 19, 2002, UBS Capital Americas III, L.P. and UBS Capital LLC (collectively, "UBS Capital Americas"), International Technology Investments LC ("ITI"), LSC, LLC ("LSC"), and Jak Bursztyn ("Bursztyn") (collectively, the "Purchasers") agreed to invest a total of $5 million and surrender shares of IFX's preferred stock and Common Stock in exchange for IFX's newly-issued Series D Convertible Preferred Stock ("Series D Preferred Stock"). ITI is an affiliate of Michael Shalom, Chief Executive Officer of IFX.

On June 28, 2002, the Purchasers purchased approximately 6.4 million shares of Series D Preferred Stock. Each share of Series D Preferred Stock is convertible into two shares of IFX's Common Stock. The Series D Preferred Stock carries a liquidation preference such that, upon a bankruptcy, liquidation, dissolution or winding up of IFX, each holder of Series D Preferred Stock will be entitled to receive a Stated Preference of $6.00 per share plus 10% of such amount per annum from the date of issuance and will also participate with the holders of Common Stock after the Purchasers receive their liquidation preference and accrued dividends, provided that the maximum amount which can be received with respect to the Series D Preferred Stock after taking into account the participation feature is limited to 3-1/2 times the Stated Preference.


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In the transaction, UBS Capital Americas invested approximately $3.33 million in cash and surrendered 750,000 shares of Series C Preferred Stock in exchange for approximately 4.6 million shares of newly issued Series D Preferred Stock. Each of ITI and LSC invested $812,500 in cash and surrendered approximately 333,000 shares of Common Stock in exchange for approximately 850,000 shares of Series D Preferred Stock. Giving effect to this transaction, IFX would have approximately
41.5 million shares of common stock outstanding (of which approximately 62.5% would be owned by UBS), if all of IFX's convertible preferred stock were converted into common stock.

In addition, IFX announced that on June 20, 2002, Charles Delaney and Charles W. Moore, who served as two of the four members of IFX's Board of Directors selected by the holders of the IFX's Convertible Preferred Stock, were replaced on IFX's Board of Directors by Richard Capone and George Duarte, both partners in UBS Capital Americas.

About IFX Corporation ("IFX")

IFX Corporation ("IFX") (NASDAQ: FUTR, www.ifxcorp.com) is a Latin American telecommunication services provider. Headquartered in Miami, Florida, IFX Networks (www.ifxnetworks.com) - a wholly owned subsidiary of IFX, offers state-of-the-art technology and the most extensive continent-wide platform for providing full-service, tailored turnkey network access solutions and a broad range of ATM and IP value-added services to corporations, carriers and ISPs in the region. IFX's product portfolio includes Dedicated Connectivity, International Long Distance, Dial-up Services, Co-location, Web Hosting, and Value Added Services such as VPN and IFX Managed Network, supported by 24x7 technical assistance*. An expansive pan-regional network, advanced technology, and superior quality of service from experienced regional and local management teams in 12 Latin American countries and the United States, make IFX the ideal choice of demanding enterprises seeking a competitive advantage in the region. *Where available.

About UBS Capital Americas

UBS Capital Americas is an independent private equity investment firm with in excess of $2.5 billion of capital under management. It currently manages UBS Capital Americas II, a $1.0 billion fund dedicated to North America, and UBS Capital Americas III, a $500 million fund dedicated to Latin America. Both funds focus on both mature companies and emerging growth companies in a variety of industries. UBS Capital Americas is headquartered in New York City, with an office in Sao Paulo, Brazil.



This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect IFX's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include IFX's limited operating history and experience in the Internet network business, IFX's ability to attract significant additional financing and incur operational losses and negative cash flow, and risks associated with international expansion. Additional risk factors are set forth in IFX's reports and documents filed with the Securities and Exchange Commission.

                                      -end-

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